ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-200212

Dated December 18, 2014

UBS US Equity Derivatives It’s time to use all your options. Home Products and services News and awards About us Contact us Flow-trading Derivatives Structured Derivatives Electronic Trading Exchange-Traded Notes ETRACS Exchange-Traded Notes UBS ETRACS ETNs (“ETRACS ETNs”), are exchange-traded notes, an innovative class of investment products offering access to markets and strategies that otherwise may not be readily available to investors, and offer unique diversification opportunities in a number of different sectors. ETRACS ETNs may offer: Access to asset classes with historically low correlations to more traditional asset classes Convenience of an exchange-traded security Transparent exposure to a published index ETRACS ETNs are senior, unsecured, unsubordinated debt securities issued by UBS AG. They are designed to track the total returns of various market benchmark indices, providing exposure to stocks, bonds,commodities, master limited partnerships, currencies, and alternative strategies, less investor fees. The returns are linked to the performance of an index or strategy, less investor fees. An investment in ETRACS ETNs is subject to a number of risks, including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS AG. ETRACS ETNs are available in the following asset classes and strategies: Asset Classes - BDCs - Commodities - Equities - Hybrid -MLPs - REITS - Volatility Strategies - Alpha - Income - Leverage Useful links UBS Investment Bank UBS ETRACS ETNs UBS Neo Contacts US Equities Derivatives Desk +1-203-719 7900 Email usequityderivatives@ubs.com Learn more about ETRACS ETNs Last modified on 18 Dec 2014, 20:04

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